                                                            Exhibit 4.6


                             CERTIFICATE OF DESIGNATIONS

                                          of

                    SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

                                          of

                                 INFOVEST CORPORATION

                           (Pursuant to Section 151 of the
                          Delaware General Corporation Law)


                               _______________________


         InfoVest Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by vote of the Board of Directors of the Corporation at a meeting held on June 15, 1994.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors") in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of preferred stock, par value $1.00 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

         Series E Cumulative Redeemable Preferred Stock:

         Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as Series E Cumulative Redeemable Preferred Stock (the "Series E Preferred Stock") and the number of shares constituting the Series E Preferred Stock shall be 500 shares. The stated value of each share of Series E Preferred Stock (the "Stated Value") shall be $1,000. The Series E Preferred Stock shall rank prior to the common stock, par value $0.10 per share (the "Common Stock"), and any other capital stock of the Corporation which by its terms is junior to the Series E Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation ("Junior Stock") and on a parity with the Corporation's Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") and any other capital stock subsequently issued by the

Corporation which by its terms is on a parity with the Series E Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation ("Parity Stock").

         Section 2. DIVIDENDS. (a) GENERAL. Commencing on the first Dividend Payment Date (as defined below) to occur following the fourth anniversary of the Original Issue Date (the "Dividend Rate Adjustment Date"), the holders of shares of the Series E Preferred Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors or by a duly authorized committee of said Board of Directors, out of assets legally available for such purpose, at the Dividend Rate set forth below in Section 3 applied to the Stated Value. Such dividends shall be cumulative from the date of original issue of such shares (the "Original Issue Date"), whether or not there shall have been not profits or net assets of the Corporation legally available for the payment of dividends at the time such dividends were payable, and shall be payable quarterly, when and as declared by the Board of Directors of the Corporation or by a duly authorized committee of said Board of Directors, on November 30, February 29, May 31 and August 31 of each year (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing on the Dividend Rate Adjustment Date; PROVIDED, HOWEVER, in the event the Corporation shall fail to redeem shares of the Series E Preferred Stock in accordance with
Section 7(b)(ii), dividends shall be payable commencing on the first Dividend Payment Date following the 90th day after the consummation of the IPO (as defined in Section 9). Each such dividend shall be payable to the holders of record of shares of the Series E Preferred Stock as they appear on the stock register of the Corporation on such record date, not more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors or by a duly authorized committee of said Board of Directors, PROVIDED THAT such record date shall not precede the date upon which the resolution fixing the record date is adopted. Dividends on account of arrears for any past Dividend Periods (as defined in Subsection (b) of this Section 2) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such record date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors or a duly authorized committee of said Board of Directors.

         (b) DIVIDEND PERIODS. Dividend periods (hereinafter called "Dividend Periods") shall commence on December 1, March 1, June 1 and September 1 of each year and shall end on and include the calendar day next preceding the first day of the next Dividend Period (other than the initial Dividend Period which shall commence on the original Issue Date and shall end on and include the Dividend Rate Adjustment Date). The amount of dividends payable for each Dividend Period or portion thereof for the Series E

Preferred Stock shall be computed by multiplying the Stated Value by a fraction,
(i) the numerator of which is (A) the applicable Dividend Rate multiplied by (B) the number of calendar days elapsed during such Dividend Period or portion thereof and (ii) the denominator of which is 365. If more than one Dividend Rate applies to any Dividend Period or portion thereof, the calculation in the preceding sentence shall be applied for each period of time during which a given Dividend Rate is applicable. The dividend payable to each holder of Series E Preferred stock shall be rounded to the nearest one cant with $.005 being rounded upward.

         (c) DIVIDENDS ON PARITY STOCK. So long as any shares of the Series E Preferred Stock are outstanding, no full dividends shall be declared on any Parity Stock for any period unless full cumulative dividends have been or contemporaneously are declared on the Series E Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not declared to be paid in full, as described above, upon the shares of the Series E Preferred Stock and any Parity Stock, all dividends declared upon shares of the Series E Preferred Stock and any Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Series E Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series E Preferred Stock and such Parity Stock of the Corporation bear to each other.

         (d) DIVIDENDS ON JUNIOR STOCK. So long as any shares of the Series E Preferred Stock are outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set aside for payment or other distribution declared or made upon any Junior Stock, or upon any Parity stock except as provided in Subsection (c) of this Section 2, nor shall any Junior Stock or Parity Stock (other than the Series C Preferred Stock and the Series D Preferred Stock) be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for Junior Stock).

         (e) NO ADDITIONAL DIVIDENDS. Holders of shares of the Series E Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series E Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series E Preferred Stock.

         Section 3. DIVIDEND RATE. The Dividend Rate on the shares of Series E Preferred Stock shall be 2.75% per annum for the period from the Original Issue Date to and including the EARLIER of the (i) date of the consummation of the IPO or (ii) the Dividend Rate Adjustment Date and shall be 8.0% per annum for each Dividend Period or portion thereof thereafter occurring, subject to adjustment as follows:

         (a) If the corporation completes an IPO prior to the Dividend Rate Adjustment Date and redeems the Series E Preferred Stock, in accordance with the terms set forth in Section 7(b)(i) or (b)(ii), then the Dividend Rate shall be 0% per annum from the date of consummation of the IPO to the Dividend Rate Adjustment Date.

         (b) If, prior to the date for mandatory redemption of all outstanding shares of Series E Preferred Stock established pursuant to Section 7(a), 7(b)(i) or (b)(ii), the Corporation offers in good faith to repurchase on a pro rata basis all or a portion of the outstanding shares of each of the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock at a repurchase price per share equal to at least the Stated Value, together with accrued and unpaid dividends thereon to (and including) the date fixed for such repurchase, the Dividend Rate applicable to the shares of Series E Preferred Stock which the Corporation offered to repurchase and which the holders thereof refused such offer to repurchase shall, after the date fixed for such repurchase of the Series E Preferred Stock, be the LESSER of 1% and any Dividend Rate calculated pursuant to Subsection (a) of this Section 3.

         Section 4. VOTING RIGHTS. In addition to any voting rights provided by law, the holders of shares of the series E Preferred Stock shall have the following voting rights:

         (a) So long as any shares of the series E Preferred Stock are outstanding, each share of Series E Preferred Stock beneficially owned by White River Ventures, Inc., a Delaware corporation ("White River") or any Affiliate thereof, shall entitle the holder thereof to vote together with the holders of Common Stock and all other securities entitled to vote on all matters voted on by holders of Common stock at all meetings of the stockholders of the Corporation. With respect to any such vote, each share of Series E Preferred Stock beneficially owned by White River or any Affiliate thereof shall entitle the holder thereof to cast the number of votes determined pursuant to the following formula:

                                Votes per share = A/B

                                         and

                        A = [(C - (C * D))/(l - (E + D))] - C

                                       and

                                 E = (B/F * .51) - G

                                         and

                             G = [(B/F * .51) + D] - .51

Where:

A is equal to:     The total number of votes the Series E Preferred Stock may exercise in any vote with the Common Stock.

B is equal to:     The number of shares of Series E Preferred Stock beneficially owned by White River and its Affiliates on a particular record date.

C is equal to:     The total number of shares of Common Stock outstanding on a particular record date.

D is equal to:     The percentage (expressed as a fraction) of the Corporation's outstanding shares of Common Stock beneficially owned by White River and its Affiliates on a particular record date.

E is equal to:     The percentage (expressed as a fraction which cannot be
                   greater than .51 or less than 0) of the Company's total voting Power attributable to the aggregate number of shares of the Series E Preferred Stock beneficially owned by white
                   River and its Affiliates on a particular record date;
                   PROVIDED, HOWEVER, such voting percentage shall automatically be 0% if White River together with its Affiliates already beneficially owns at least 51% of the outstanding shares of Common Stock on such record date.

F is equal to:     The total number of shares of Series E Preferred stock
                   originally issued.

G is equal to:     The automatic voting reduction percentage (expressed as a
                   fraction which cannot be less than 0) necessary if White
                   River and its Affiliates beneficially own shares of Common
                   Stock.

         (b) In addition to any class votes required by law, the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the Series E Preferred Stock, voting separately as a class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to (i) authorize, create, increase the authorized or issued number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification), any shares of any class or classes or series of Parity Stock or the Corporation's capital stock having rights senior to or on a parity with the Series E Preferred Stock with respect to dividend rights and with respect to the distribution of assets upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation ("Senior stock,) or (ii) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of the Certificate of Incorporation of the Corporation or the Certificate of Designations of the Series E Preferred Stock which would materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that the creation and issuance of any Junior Stock, shall not be deemed to materially and adversely affect such rights, preferences or voting powers. For the taking of any action as provided in this paragraph (b) by the holders of shares of the Series E Preferred stock, each such holder shall have one vote for each share of Series E Preferred Stock standing in his or her name on the transfer books of the Corporation as of any record date fixed for such purpose or, if no such date has been fixed, at the close of business on the Business Day (as defined in Section 9) next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held. At each meeting of stockholders at which the holders of shares of the Series E Preferred Stock shall have the right, voting separately as a single class, to take any action pursuant to this paragraph (b), the presence in person or by proxy of the holders of record of 50% of the total number of shares of the Series 9 Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, (i) the absence of a quorum of the holders of shares of any other class or series of capital stock of the Corporation shall not prevent the taking of any action as provided in this paragraph (b) and (ii) in the absence of a quorum of the holders of shares of the Series E Preferred Stock, the holders of a majority of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of the Series E Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

         (c) The foregoing rights of holders of shares of the Series E Preferred Stock to take any actions as provided in this

Section 4 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the corporation, of the holders of the minimum number of shares required to take such action.

         Section 5. REACQUIRED SHARES. Any shares of Series E Preferred Stock redeemed, purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock, par value $1.00 per share, of the corporation and may be reissued as part of another series of preferred stock, par value $1.00 per share, of the Corporation subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series as set forth herein.

         Section 6. LIQUIDATION, DISSOLUTION, WINDING UP. (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and subject to the rights of the holders of shares of any series or class or classes of Senior Stock, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any series or class or classes of Junior Stock, the holders of the shares of the Series E Preferred Stock shall be entitled to receive the Stated Value per share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Series E Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payment on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series E Preferred Stock and any Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series E Preferred Stock and any Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 6, a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

         (b) Subject to the rights of the holders of shares of any series or class or classes of Parity Stock or Senior Stock, upon any liquidation, dissolution or winding up of the corporation, after payment shall have been made in full to the holders of the Series E Preferred Stock as provided in this
Section 6, but not prior thereto, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series E Preferred Stock shall not be entitled to share therein.

         Section 7.     REDEMPTION.

         (a) MANDATORY FIVE YEAR REDEMPTION. Unless redeemed pursuant to Sections 7(b), 7(c) and 7(d) prior to June 16, 1999, the Corporation shall, on such date and to the extent the Corporation has funds legally available therefor, redeem all shares of Series E Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

         (b)  MANDATORY REDEMPTION EVENTS. (i)    Concurrent with the
consummation of an IPO having net proceeds to the Corporation less than or equal to $40,000,000, the Corporation shall, to the extent the Corporation has funds legally available therefor redeem the LESSER of (A) the number of shares of Series E Preferred Stock then outstanding and (B) that number of shares of Series E Preferred Stock having an aggregate Stated Value and accrued and unpaid dividends equal to $256,410 at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% on the portion to be so redeemed for the period from the date of the consummation of such IPO to (and including) such redemption date; PROVIDED, HOWEVER, that to the extent that the Corporation after making any required payments under the Loan Agreement (as defined in Section 9) from the net proceeds of the IPO shall not have sufficient funds available to so redeem shares of Series E Preferred Stock in accordance with this Subsection (b)(i) and any Parity Stock entitled to redemption in accordance with the terms of couch Parity Stock,, the Corporation shall redeem concurrent with the consummation of the IPO that number of shares of Series E Preferred Stock and Parity Stock entitled to redemption having an aggregate Stated Value equal to the balance of the net proceeds of the IPO remaining after any such payments under the Loan Agreement and shall redeem the remaining shares of Series E Preferred Stock to be redeemed pursuant to this Subsection (b)(i) and Parity Stock entitled to redemption within 120 calendar days after the consummation of the IPO; PROVIDED, FURTHER, that to the extent that all shares of Series E Preferred Stock to be redeemed pursuant to this subsection (b)(i) have not been redeemed within such 120 calendar day period, the Corporation shall, to the extent the Corporation has funds legally available therefor, redeem all shares of Series N Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the consummation of the IPO to (and including) such redemption date.

          (ii) Concurrent with the consummation of an IPO having not proceeds to the Corporation in excess of $40,000,000, the Corporation shall, to the extent the Corporation has funds legally available therefor, redeem the LESSER of (1) the number of shares of Series E Preferred Stock then outstanding and (2) the number of shares of Series E Preferred Stock having an aggregate Stated Value and accrued and unpaid dividends at least equal to .64% of the net proceeds to the Corporation from the IPO, at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the consummation of such IPO to (and including) such redemption date; PROVIDED, HOWEVER, that to the extent that the Corporation after giving effect to any required payments under the Loan Agreement would not have sufficient funds available to so redeem shares of Series E Preferred Stock in accordance with this Subsection (b)(ii) and any Parity Stock entitled to redemption in accordance with the terms of such Parity Stock, the Corporation shall redeem concurrent with the consummation of the IPO that number of shares of Series E Preferred Stock and Parity Stock entitled to redemption having an aggregate stated value equal to the balance of the net proceeds of the IPO remaining after any such payments under the Loan Agreement and shall redeem the remaining shares of Series E Preferred Stock to be redeemed pursuant to this Subsection (b)(ii) and Parity Stock entitled to redemption within 90 calendar days after the consummation of the IPO; PROVIDED, FURTHER, that to the extent that shares of the Series 9 Preferred Stock to be redeemed pursuant to this Subsection (b)(ii) having an aggregate Stated Value and accrued and unpaid dividends of at least $256,410 have not been redeemed within such 90 calendar day period, the corporation shall, to the extent the Corporation has funds legally available therefor redeem all shares of Series E Preferred Stock then outstanding at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest, employing a Dividend Rate of 8.0% for the period from the date of the consummation of the IPO to (and including) such redemption date and; PROVIDED, FURTHER, to the extent that the Corporation has redeemed shares of the Series E Preferred Stock to be redeemed pursuant to this Subsection (b)(ii) having an aggregate stated Value and accrued and unpaid dividends of at least $256,410, but less than the full amount of shares of Series E Preferred Stock required by this Subsection (b)(ii), the Corporation shall on June 15, 1998, to the extent the Corporation has funds legally available therefor, redeem all shares of Series E Preferred stock then outstanding at a redemption price per share equal to the Stated Value together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

         (iii) In the event that the Corporation fails to use at least .64% of the net proceeds received by the corporation from any Subsequent Offering (as defined in Section 9) to redeem any outstanding shares of Series B Preferred Stock on the date of the consummation of such Subsequent Offering, the Series E Preferred Stock shall be subject to redemption, in whole or in part, in cash, as determined by the holders of a majority of the outstanding shares of the Series C Preferred Stock at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) the redemption date, without interest. On the redemption date, the Corporation shall redeem all shares of Series E Preferred Stock tendered for redemption pursuant to this Subsection
(b)(iii).

         (c) REDEMPTION IN THE EVENT OF ACCELERATION OF INDEBTEDNESS. In the event that the Corporation or any Subsidiary shall fail to perform or observe any term, covenant or condition related to any Indebtedness (as defined in Section 9) of the Corporation or any Subsidiary (other than any Indebtedness of Phone Bass Systems, Inc. ("Phone Base") which is non-recourse to the Corporation or any Subsidiary, other than Phone Base) and the effect of such failure to perform or observe is (i) a failure by the Corporation or any Subsidiary to pay any principal or interest on any Indebtedness when due or during any applicable grace period therefor or (ii) receipt of notice by the Corporation or any Subsidiary of the acceleration of the maturity or required prepayment (other than by a regularly scheduled required prepayment) prior to the stated maturity of any Indebtedness and demand for payment with respect therefor, in respect to Indebtedness in an aggregate amount in excess of $500,000 (the "Accelerated Redemption Date"), the Series E Preferred Stock shall be subject to redemption, in whole or in part, in cash, as determined by the holders of a majority of the outstanding shares of the Series C Preferred Stock after Redemption Date at a redemption price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) the redemption date, without interest. On the redemption date, the Corporation shall redeem all shares of Series E Preferred Stock tendered for redemption pursuant to this Subsection
(c).

         (d) REDEMPTION IN THE EVENT OF CERTAIN BUSINESS COMBINATION. For so long as White River or any of its Affiliates shall own any shares of Series E Preferred Stock (A) neither the Corporation nor its Material Subsidiaries (as defined in Section 9) shall engage in any merger, reorganization or consolidation (other than transactions involving the merger, reorganization or consolidation of a Subsidiary of the Corporation with or into the Corporation or with or into a wholly owned Subsidiary of the Corporation) and (B) the Corporation shall not sell or otherwise transfer, in a single transaction or series of transactions, all or substantially all or a material part of the assets or shares of the Common Stock of the Corporation to or with any Person (as defined in Section 9) other than in connection with the sale of the Faneuil Group or to or with the Corporation or a wholly owned Subsidiary of the Corporation unless on or prior to the consummation of the transactions described in clauses (A) and (B) all shares of the Series E Preferred Stock shall have been redeemed at a redemption Price per share equal to the Stated Value, together with accrued and unpaid dividends thereon to (and including) such redemption date, without interest.

         (e) RIGHTS OF SERIES E PREFERRED STOCK FOLLOWING REDEMPTION. On and after any date fixed for redemption, PROVIDED THAT the redemption price (including any accrued and unpaid dividends to (and including) the date fixed for redemption) has been duly paid or segregated and held in trust by a duly authorized independent paying agent for the benefit of the Persons entitled thereto, dividends shall cease to accrue on the Series E Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Corporation shall cease and the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares.

         (f)  NOTICE OF ANY REDEMPTION.   Notice of any redemption pursuant to
Section 7(e) shall be given to the holders of shares of Series E Preferred Stock not less than 30 nor more than 60 days prior to the redemption. Notice of redemption shall be given by first class mail to such holders' respective addresses as shown on the stock books of the Corporation and will specify (A) the date fixed for redemption, (B) the applicable redemption price and (C) in the case of a partial redemption, the number of shares of Series E Preferred Stock to be redeemed and the aggregate number of shares of Series E Preferred Stock which will be outstanding after such redemption. If less than all shares of Series E Preferred Stock then outstanding are to be redeemed, the shares of Series E Preferred Stock will be redeemed pro rata from among the holders of shares of Series E Preferred Stock then outstanding.

         (g) FINAL REDEMPTION OBLIGATIONS. If the Corporation shall fail at any time to discharge its obligation to redeem shares of Series E Preferred Stock pursuant to this Section 7 (the "Final Redemption Obligation"), such Final Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Final Redemption Obligation using funds legally available therefor.

         (h) REDEMPTION OF PARITY STOCK PRO-RATA. If, upon the occurrence of any event requiring redemption of the shares of Series E Preferred Stock pursuant to this Section 7, the assets of the Corporation, or net proceeds thereof, shall be insufficient to redeem in full the applicable amount of Series E Preferred Stock and any Parity Stock required to be redeemed by the Corporation, then the Corporation shall redeem shares of Series E Preferred Stock and any Parity Stock ratably in accordance with the respective amounts which would be redeemable if the Series E

Preferred Stock and the Parity Stock required to be redeemed by the Corporation were redeemed in full.

         (i) REDEMPTION EXCEPTION. Notwithstanding anything in this Certificate of Designation to the contrary, at least one share of the Series E Preferred Stock shall remain issued and outstanding until such time as no shares of the Series C Preferred Stock remain issued and outstanding.

         Section 8. CERTAIN COVENANTS. Any registered holder of the Series E Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

         Section 9. DEFINITION. For the purposes of this Certificate of Designations of Series E Redeemable Preferred Stock, the following terms shall have the meanings indicated:

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Capital Lease" means any lease of any property (whether real, personal or mixed) by the Corporation or any of the Subsidiaries as lessee which, in conformity with generally accepted accounting principles, is accounted for as a capital lease on the balance sheet of the Corporation or any of the subsidiaries; PROVIDED, HOWEVER, any such lease which is nonrecourse to the Corporation or any of the Subsidiaries shall not constitute a Capital Lease.

         "Common Stock Equivalents" means all options, warrants and other rights to acquire Common Stock or securities convertible into or exchangeable for common Stock.

         "Contingent Obligation" means any contractual obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, including, without limitation; direct or indirect guaranties, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

         "Faneuil Group" means GIS Information Systems, Inc., an Illinois corporation, Equitel Corp., a Virginia corporation, Original Research II Corporation, a Delaware corporation, and Credit Card Service Corporation, a Delaware corporation, collectively.

         "Indebtedness" means, with respect to the Corporation or any of the Subsidiaries, at any time, (a) all indebtedness, obligations or other liabilities of the Corporation or any of the Subsidiaries (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) with respect to letters of credit issued for the Corporation's or any of the Subsidiaries' account, (iii) in respect of Capital Leases and (iv) which are contingent obligations, (b) all indebtedness, obligations or other liabilities of the Corporation or any of the Subsidiaries or others secured by a Lien on any property of the Corporation or any of the Subsidiaries, whether or not such indebtedness, obligations or liabilities are assumed by the Corporation or any of the Subsidiaries, all as of such time, (c) all indebtedness, obligations or other liabilities of the Corporation or any of its subsidiaries in respect of Interest Rate Contracts and currency hedging agreements, net of liabilities owed to the Corporation or any of the Subsidiaries by the counterparties thereon, and (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption, other than the series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

         "Interest Rate Contracts" means interest rate exchange, collar or cap or similar agreements providing interest rate protection.

         "IPO" means the initial public offering of Common Stock on a firm commitment basis pursuant to an effective registration statement under the securities Act.

         "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrancer lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing).

         "Loan Agreement" means (i) the Loan Agreement, dated as of April 29, 1994, among CCC Information Services Inc. and CCC Development Company, as Borrowers, the financial Institutions Party Thereto, as Lenders and Canadian Imperial Bank of Commerce, as

Agent, (ii) the Security Agreement, dated as of April 29, 1994, among CCC Information Services Inc., Canadian Imperial Bank of Commerce, as Agent and Canadian Imperial Bank of Commerce, as Collateral Agent, (iii) the Guaranty, dated as of April 29, 1994, made by the corporation in favor of the Lenders Party to the Loan Agreement and Canadian Imperial Bank of Commerce, as Agent,
(iv) the Pledge and Security Agreement; dated an of April 29, 1994, among the Corporation, Canadian Imperial Bank of Commerce, as Agent and Canadian Imperial Bank of Commerce, as Collateral Agent and (v) each other agreement, document or instrument delivered in connection with the foregoing.

         "Material Subsidiary, means any subsidiary which produces or represents 20% or more of (i) consolidated net assets of the corporation, (ii) consolidated gross revenues of the corporation or (iii) consolidated net income of the corporation.

         "Person" beans an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or any other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

         "Public Offering" means a sale of any of the Corporation's securities pursuant to an effective registration statement under the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsequent Offering" means a sale of Common Stock or any Common Stock Equivalent of the Corporation in a Public Offering after an IPO.

         "Subsidiary" means (i) any Person of which 50% or more of the securities having ordinary voting power for the election of directors are at the time owned directly or indirectly by the Corporation or any Subsidiary thereof
(ii) any Person of which 50% or more of the joint venture, limited partnership or partnership interests are at the time owned directly or indirectly by the Corporation or any Subsidiary thereof or (iii) any Person which is a limited Partnership in which the corporation or any Subsidiary in at the time the general partner or at the time owns 50% or more of the general partner of such Person.

         IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its President and attested by its Assistant Secretary as of this 16th day of June, 1994.


                                  INFOVEST CORPORATION,
                                  a Delaware corporation


                                  By:___________________________
                                     Name:  David M. Phillips
                                     Title: President



ATTEST:


______________________________
Name     Gary L. Bjarnson
Title:   Assistant Secretary